Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of MELA Sciences, Inc. (“the Company”) on Forms S-3 (File No. 333-139056, File No. 333-145740, File No. 333-159274 and File No. 333-189118) and on Forms S-8 (File No. 333-136183 and File No. 333-161286 and File No. 333-189119) of our report dated March 17, 2014 with respect to our audits of the balance sheets of MELA Sciences, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013 included in the December 31, 2013 annual report on Form 10-K of MELA Sciences, Inc.

Our report dated March 17, 2014 contains an explanatory paragraph that states that the Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ EisnerAmper LLP

New York, New York

March 17, 2014